Exhibit 99.1

VIRIDIAN THERAPEUTICS APPOINTS JENNIFER MOSES, CPA TO THE

BOARD OF DIRECTORS AND AS CHAIR OF THE AUDIT COMMITTEE

BOULDER, Colo., July 15, 2021 (GLOBE NEWSWIRE) — Viridian Therapeutics, Inc. (Nasdaq: VRDN), a biopharmaceutical company advancing new treatments for patients suffering from serious diseases but underserved by today’s therapies, today announced the appointment of Jennifer Moses, CPA to the Company’s Board of Directors and as Chair of the Audit Committee.

“We are excited to welcome Jennifer to our Board of Directors and as Chair of the Audit Committee. She provides strong financial and strategic experience as a successful leader in the biotechnology industry. Her addition to the Board and as Chair of the Audit Committee will be of great benefit to Viridian as we rapidly advance the clinical development of VRDN-001 and VRDN-002,” commented Jonathan Violin, Ph.D., President and Chief Executive Officer of Viridian.

“Viridian has successfully assembled an accomplished management team and raised significant capital over the past few quarters to advance the development of multiple product candidates designed to create meaningful new options for patients suffering from Thyroid Eye Disease. It is an honor to join the Company’s Board and support this management team in bringing value to patients and stockholders,” said Moses.

Ms. Moses brings extensive experience as a financial executive working with life sciences and biotechnology companies. Currently, Ms. Moses serves as chief financial officer at G1 Therapeutics, Inc. (Nasdaq: GTHX), a commercial-stage oncology company, where she has been a leader within the Finance team since 2015. During this time, she has provided strategic financial counsel on G1’s IPO and subsequent financings, spearheaded the implementation of financial controls and systems, and overseen the expansion of the finance department. Previously, Ms. Moses was a partner at Rankin McKenzie, LLC, where she served as acting chief financial officer and controller for venture-backed companies. In addition to preparing clients for growth by developing long-term financial plans and implementing financial systems, reporting and analysis, she led multiple clients through private placement offerings and acquisitions. Before joining Rankin McKenzie, Ms. Moses held roles of increasing responsibility at Deloitte, including providing tax services to clients and later focusing on strategic planning and internal communications in the Office of the CEO of Deloitte Tax. Ms. Moses received her B.S. in Accounting from The Pennsylvania State University and is a certified public accountant in the State of North Carolina.

About Viridian Therapeutics

Viridian Therapeutics is a biotechnology company advancing new treatments for patients suffering from serious diseases but underserved by today’s therapies. Viridian’s most advanced program, VRDN-001, is an anti-IGF-1R monoclonal antibody in development for TED, a debilitating auto-immune disease that causes inflammation and fibrosis within the orbit of the eye which can cause double vision, pain, and potential blindness. Patients with severe disease often require multiple remedial surgeries to the orbit, eye muscles, and eyelids. Viridian is based in Boulder, Colorado, and Waltham, Massachusetts. Learn more about Viridian and its programs at https://www.viridiantherapeutics.com/.

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Viridian Contacts:

Investors:

Dan Ferry

LifeSci Advisors

617-430-7576

IR@viridiantherapeutics.com

Media:

Darby Pearson

Verge Scientific Communicationsd

703-587-0831

PR@viridiantherapeutics.com